EXHIBIT 99.1
Chegg Appoints Marcela Martin to Board of Directors

Chief Financial Officer of Squarespace brings more than twenty-five years of experience in building global media and technology companies to Chegg’s board

SANTA CLARA, Calif.--(BUSINESS WIRE)--Chegg, Inc. (NYSE: CHGG), the leading student-first connected learning platform, today announced that Marcela Martin, Chief Financial Officer of Squarespace, has joined Chegg's Board of Directors, effective today, September 15, 2021. Ms. Martin will serve as a member of the Audit Committee.

“With passion for the future of education and experience in growing global companies, Marcela has everything we were looking for and more,” said Dan Rosensweig, CEO & President of Chegg, Inc. “Her knowledge in successfully adapting to growing trends will be incredibly helpful as we continue addressing students' ever-changing needs worldwide. We are all very excited to have a CFO of a multibillion-dollar company in the creator economy on our board.”

Martin joined Squarespace as Chief Financial Officer in 2020, leading the company through its direct listing on the New York Stock Exchange in May 2021, after previously serving as the CFO of Booking.com. At Booking.com, she led the finance function, overseeing finance operations, financial systems and services, risk management, corporate development, and M&A. Martin’s extensive experience in the finance, tech and media industries has provided her the skills to integrate emerging technologies and automation in order to improve Squarespace’s reporting processes as the company continues to scale globally.

“I am enthusiastic to be joining Chegg's Board of Directors because of how incredibly customer-focused the company is,” said Martin. “Now, more than ever, students need the kind of educational support that is always available, regardless of whether they’re fully in-person, remote, or hybrid. I believe that education can become the great equalizer again, and I’m thrilled to utilize my skills to promote students’ academic success no matter how they learn or where they are learning from.”

Biography of Marcela Martin:

Marcela Martin is Squarespace’s Chief Financial Officer, leading the company’s financial and corporate development functions. Marcela has more than 25 years of financial and operations experience at global tech and media companies, most recently as SVP and CFO of Booking.com. Previously, she spent three years at National Geographic Partners as Executive Vice President, CFO & Chief Administrative Officer and 18 years in numerous leadership positions, including EVP and CFO, at Fox International Channels. Originally from Argentina, Marcela graduated from the University of Morón with expertise in accounting and received a MBA from the University of Liverpool.

About Chegg:

Millions of people Learn with Chegg. We strive to improve educational outcomes by putting the student first. We support students on their journey from high school to college and into their career with tools designed to help them learn their course materials, succeed in their classes, save money on required materials, and learn the most in-demand skills. Our services are available online, anytime, and anywhere. Chegg is a publicly held company based in Santa Clara, California, and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

MEDIA CONTACT: Heather Hatlo Porter, press@chegg.com